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                                                                 EXHIBIT 23.1.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Imperial Credit Industries, Inc.:

   We consent to incorporation by reference in the registration statements (Nos. 333-13805 and 333-15149) on Form S-8 and (Nos. 333-22141 and 333-30809)
on Form S-3 of Imperial Credit Industries, Inc. of our report dated January 24, 2000, relating to the consolidated balance sheets of Imperial Credit Industries, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Imperial Credit Industries, Inc.

                                          KPMG LLP

Los Angeles, California
March 29, 2000